March 23, 2001

Dear Fellow Stockholder:

       On behalf of the Board of Directors and management of MutualFirst Financial, Inc., we cordially invite you to attend the Annual Meeting of Stockholders of the Company. The meeting will be held at 3:00 p.m., local time, on Wednesday, April 25, 2001 at the Company's main office, located at 110 E. Charles Street, Muncie, Indiana.

       An important aspect of the annual meeting process is the annual stockholder vote on corporate business items. I urge you to exercise your rights as a stockholder to vote and participate in this process. Stockholders are being asked to consider and vote upon (i) the election of three directors of the Company and (ii) the ratification of the appointment of Olive LLP as the Company's auditors. In addition, the meeting will include management's report to you on our 2000 financial and operating performance.

       We encourage you to attend the meeting in person. Whether or not you plan to attend, however, please read the enclosed proxy statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postpaid return envelope as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

       Your Board of Directors and management are committed to the success of the Company and the enhancement of the value of your investment. As President, I want to express my appreciation for your confidence and support.

Very truly yours, R. Donn Roberts President and Chief Executive Officer

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MUTUALFIRST FINANCIAL, INC.
110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 25, 2001

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of MutualFirst Financial, Inc. will be held as follows:

TIME		3:00 p.m. local time
DATE		Wednesday, April 25, 2001
PLACE		110 E. Charles Street, Muncie, Indiana
ITEMS OF BUSINESS	(1)	To elect three directors, each for a term of three years.
	(2)	To ratify the appointment of Olive LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.
	(3)	To transact any other business that may properly come before the meeting and any adjournment or postponement of the meeting.
RECORD DATE		Holders of record of the Company's common stock at the close of business on March 1, 2001 will be entitled to vote at the meeting or any adjournment of the meeting.
ANNUAL REPORT		The Company's Annual Report to Stockholders is enclosed.
PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the enclosed proxy card. Regardless of the number of shares you own, your vote is very important. Please act today.

BY ORDER OF THE BOARD OF DIRECTORS R. DONN ROBERTS President and Chief Executive Officer

Muncie, Indiana
March 23, 2001

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MUTUALFIRST FINANCIAL, INC.
110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
April 25, 2001

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PROPOSAL 2 -- AUDITORS	14
Appointment of Independent Auditors	14
OTHER MATTERS	15
ADDITIONAL INFORMATION	15
Proxy Solicitation Costs	15
Stockholder Proposals for 2001 Annual Meeting	15
AUDIT and COMPLIANCE COMMITTEE CHARTER	A-1

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MUTUALFIRST FINANCIAL, INC.
110 E. Charles Street
Muncie, Indiana 47305-2400
(765) 747-2800

PROXY STATEMENT

INTRODUCTION

       The Board of Directors of MutualFirst Financial, Inc. is using this proxy statement to solicit proxies from the holders of the Company's common stock for use at the upcoming Annual Meeting of Stockholders. The meeting will be held on Wednesday, April 25, 2001 at 3:00 p.m., local time, at the Company's main office, located at 110 E. Charles Street, Muncie, Indiana. At the meeting, stockholders will be asked to vote on two proposals: (1) the election of three directors of the Company, each to serve for a term of three years; and (2) the ratification of the appointment of Olive LLP as the Company's independent auditors for the fiscal year ending December 31, 2001. These proposals are described in more detail below. Stockholders also will consider any other matters that may properly come before the meeting, although the Board of Directors knows of no other business to be presented. Some of the information in this proxy statement relates to Mutual Federal Savings Bank, a wholly owned subsidiary of the Company. Mutual Federal is referred to as the "Bank."

       By submitting your proxy, you authorize the Company's Board of Directors to represent you and vote your shares at the meeting in accordance with your instructions. The Board also may vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournments or postponements of the meeting.

       The Company's Annual Report to Stockholders for the fiscal year ended December 31, 2000, which includes the Company's audited financial statements, is enclosed. Although the Annual Report is being mailed to stockholders with this proxy statement, it does not constitute a part of the proxy solicitation materials and is not incorporated into this proxy statement by reference.

       This proxy statement and the accompanying materials are being mailed to stockholders on or about March 23, 2001.

       Your vote is important. Whether or not you plan to attend the meeting, please submit your proxy promptly in the enclosed envelope.

INFORMATION ABOUT THE ANNUAL MEETING

What is the purpose of the annual meeting?

       At the annual meeting, stockholders will be asked to vote on the following proposals:

Proposal 1.       Election of three directors of the Company, each for a term of three years; and
Proposal 2.       Ratification of the appointment of Olive LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

The stockholders also will act on any other business that may properly come before the meeting. Members of our management team will be present at the meeting to respond to your questions.

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Who is entitled to vote?

       The record date for the meeting is March 1, 2001. Only stockholders of record at the close of business on that date are entitled to notice of and to vote at the meeting. The only class of stock entitled to be voted at the meeting is the Company's common stock. Each outstanding share of common stock is entitled to one vote on each matter presented at the meeting. At the close of business on the record date, there were 8,376,623 shares of common stock outstanding.

What if my shares are held in "street name" by a broker?

       If your shares are held in "street name" by a broker, your broker is required to vote your shares in accordance with your instructions. If you do not give instructions to your broker, your broker will nevertheless be entitled to vote your shares with respect to "discretionary" items, but will not be permitted to vote your shares with respect to "non-discretionary" items. In the case of non-discretionary items, your shares will be treated as "broker non-votes." Proposals 1 and 2 are both expected to be considered "discretionary" items.

What if my shares are held in the Company's employee stock ownership plan?

       If you are a participant in the Company's Employee Stock Ownership Plan, the plan trustee is required to vote the shares allocated to your account under the plan in accordance with your instructions. If you do not instruct the trustee how to vote your allocated shares, the trustee may vote your allocated shares in its sole discretion. The trustee must vote the unallocated shares in the same proportion as it is instructed to vote the allocated shares. For example, if on a particular proposal the trustee was instructed to vote 60% of the allocated shares "FOR," 35% of the allocated shares "AGAINST" and 5% of the allocated shares "ABSTAIN," the trustee would vote 60% of the unallocated shares "FOR," 35% of the unallocated shares "AGAINST" and 5% of the unallocated shares "ABSTAIN."

How many shares must be present to hold the meeting?

       A quorum must be present at the meeting for any business to be conducted. The presence at the meeting, in person or by proxy, of the holders of at least one-third of the shares of common stock outstanding on the record date will constitute a quorum. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What if a quorum is not present at the meeting?

       If a quorum is not present at the scheduled time of the meeting, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken. An adjournment will have no effect on the business that may be conducted at the meeting.

How do I vote?

       1.  You may vote by mail. If you properly complete and sign the accompanying proxy card and return it in the enclosed envelope, it will be voted in accordance with your instructions.

       2.  You may vote in person at the meeting. If you plan to attend the annual meeting and wish to vote in person, we will give you a ballot at the annual meeting. Note, however, that if your shares are held in the name of your broker, bank or other nominee, you will need to obtain a proxy from the holder of your shares indicating that you were the beneficial owner of those shares on March 1, 2001, the record date for voting at the meeting. You are encouraged to vote by proxy prior to the meeting even if you plan to attend the meeting.

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Can I change my vote after I submit my proxy?

       Yes, you may revoke your proxy and change your vote at any time before the polls close at the meeting by:

       •       signing another proxy with a later date;

       •       giving written notice of the revocation of your proxy to the Company's Secretary prior to the annual meeting; or

       •       voting in person at the annual meeting. Your proxy will not be automatically revoked by your mere attendance at the meeting; you must actually vote at the meeting to revoke a prior proxy.

How does the Board of Directors recommend I vote on the proposals?

       Your Board recommends that you vote:

       •       FOR the election of the three nominees to the Board of Directors; and

       •       FOR the ratification of the appointment of Olive LLP as the Company's independent auditors.

What if I do not specify how my shares are to be voted?

       If you submit an executed proxy but do not indicate any voting instructions, your shares will be voted:

       •       FOR the election of the three nominees to the Board of Directors; and

       •       FOR the ratification of the appointment of Olive LLP as the Company's independent auditors.

Will any other business be conducted at the meeting?

       The Board of Directors knows of no other business that will be presented at the meeting. If, however, any other proposal properly comes before the stockholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

How many votes are required to elect the director nominees?

       The affirmative vote of a plurality of the votes cast at the meeting is required to elect the three nominees as directors. This means that the three nominees will be elected if they receive more affirmative votes than any other persons nominated for election. No persons have been nominated for election other than the three nominees named in this proxy statement. If you vote "Withheld" with respect to the election of one or more nominees, your shares will not be voted with respect to the person or persons indicated, although they will be counted for purposes of determining whether there is a quorum.

What happens if a nominee is unable to stand for election?

       If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee unless you have withheld authority to vote for the nominee replaced.

How many votes are required to ratify the appointment of the Company's independent auditors?

       The ratification of the appointment of Olive LLP as the Company's independent auditors requires the affirmative vote of a majority of the votes cast in person or by proxy, at the meeting.

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How will abstentions be treated?

       If you abstain from voting, your shares will still be included for purposes of determining whether a quorum is present. Because directors will be elected by a plurality of the votes cast, abstaining is not offered as a voting option for Proposal 1. If you abstain from voting on Proposal 2, the ratification of the appointment of Olive LLP as the Company's independent auditors, your shares will not be included in the number of shares voting on the proposal and, consequently, your abstention will have no effect on the proposal.

How will broker non-votes be treated?

       Shares treated as broker non-votes on one or more proposals will be included for purposes of calculating the presence of a quorum but will not be counted as votes cast. Consequently, broker non-votes will have no effect on Proposal 1 or Proposal 2. If, as expected, Proposals 1 and 2 are considered "discretionary items," there will be no broker non-votes on these proposals.

STOCK OWNERSHIP

Stock Ownership of Significant Stockholders, Directors and Executive Officers

       The following table shows, as of March 1, 2001, the beneficial ownership of the Company's common stock by:

       •       any persons or entities known by management to beneficially own more than five percent of the outstanding shares of Company common stock;

       •       each director and director nominee of the Company;

       •       each officer of the Company and the Bank named in the "Summary Compensation Table" appearing below; and

       •       all of the executive officers and directors of the Company and the Bank as a group.

       The address of each of the beneficial owners, except where otherwise indicated, is the same address as the Company's. An asterisk (*) in the table indicates that an individual beneficially owns less than one percent of the outstanding common stock of the Company. As of March 1, 2001, there were 8,376,623 shares of Company common stock issued and outstanding.

       Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to outstanding options held by that person that are currently exercisable or exercisable within 60 days after March 1, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

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Name of Beneficial Owner	Beneficial Ownership	Percent of Common Stock Outstanding
Significant Stockholder
Mutual Federal Savings Bank Employee Stock Ownership Plan(1) 110 E. Charles Street Muncie, Indiana 47305-2400	465,568	5.6%
Directors and Executive Officers(2)
Wilbur R. Davis, Director and Chairman of the Board	53,500(3)	*
Julie A. Skinner, Director and Vice Chairman of the Board	53,500(3)	*
R. Donn Roberts, Director, President and Chief Executive Officer	127,827(4)	1.5
Steven L. Banks, Director, Senior Vice President and Chief Operating Officers for Grant County	37,039(5)	*
Linn A. Crull, Director	51,500(3)	*
Edward J. Dobrow, Director	53,500(3)	*
William V. Hughes, Director	31,500(3)	*
James D. Rosema, Director	51,500(3)	*
John M. Dalton, Director	44,406(6)	*
Jon R. Marler, Director	23,137(7)	*
Jerry D. McVicker, Director	51,168(8)	*
Steven R. Campbell, Senior Vice President of the Retail Banking Division	24,453(5)	*
Timothy J. McArdle, Senior Vice President, Treasurer and Controller	62,421(5)	*
Stephen C. Selby, Senior Vice President of the Operations Division	24,410(5)	*
All executive officers and directors as a group (15 persons)	707,290(9)	8.3
(1)	Represents shares held by the Mutual Federal Savings Bank Employee Stock Ownership Plan ("ESOP"), 20,589 of which have been allocated to accounts of the ESOP participants. Shares allocated to ESOP participants are reported as of December 31, 1999. First Bankers Trust Company, N.A., the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to participant accounts. Participants are entitled to instruct the trustee as to the voting of shares allocated to their accounts. For each issue voted upon by the Company's stockholders, the unallocated shares held by the ESOP are voted by the ESOP trustee in the same proportion as the trustee is instructed by participants to vote the allocated shares. Allocated shares as to which the ESOP trustee receives no voting instructions are voted by the trustee in its discretion.
(2)	Includes shares held directly, as well as shares held jointly with family members, shares held in retirement accounts, held in a fiduciary capacity, held by members of the individual's or group member's family, or held by trusts of which the individual or group member is a trustee or substantial beneficiary, with respect to which shares the individual or group member may be deemed to have sole or shared voting and/or investment powers.
(3)	Includes 4,000 shares subject to currently exercisable stock options.
(4)	Includes 29,000 shares subject to currently exercisable stock options.
(5)	Includes 8,334 shares subject to currently exercisable stock options.
(6)	Includes 1,667 shares subject to currently exercisable stock options.
(7)	Includes 14,912 shares subject to currently exercisable stock options.
(8)	Includes 1,000 shares subject to currently exercisable stock options.
(9)	Includes 110,582 shares subject to currently exercisable stock options held by directors and executive officers.

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Section 16(a) Beneficial Ownership Reporting Compliance

       Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, and persons who own more than 10% of the Company's common stock, to report to the SEC their initial ownership of the Company's common stock and any subsequent changes in that ownership. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this proxy statement any late filings or failures to file.

       To the Company's knowledge, based solely on its review of the copies of these reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2000, all Section 16(a) filing requirements applicable to the Company's executive officers and directors during fiscal 2000 were met.

PROPOSAL 1 - ELECTION OF DIRECTORS

General

       The Company's Board of Directors consists of eleven directors divided into three classes. Directors in each class are elected to serve for three-year terms that expire in successive years. The term of one of the classes of the Company's directors will expire at the annual meeting.

Nominees

       The Company has nominated Edward J. Dobrow, Julie A. Skinner and John M. Dalton for election as directors for three-year terms expiring at the annual meeting of stockholders to be held in 2004. Each nominee currently serves as a director of the Company and the Bank. Each nominee has consented to being named in this proxy statement and has agreed to serve if elected. If a nominee is unable to stand for election, the Board of Directors may either reduce the number of directors to be elected or select a substitute nominee. If a substitute nominee is selected, the Board of Directors, as holder of your proxy, will vote your shares for the substitute nominee, unless you have withheld authority to vote for the nominee replaced.

       The affirmative vote of a plurality of the votes cast at the meeting is required to elect the three nominees as directors. Your Board of Directors recommends that you vote "FOR" the election of each of the nominees.

       The following tables set forth, with respect to each nominee and each continuing director, his or her name and age, the year in which he or she first became a director of the Bank, and his or her principal occupation and business experience during the past five years. All the individuals listed below, except for directors Banks, Dalton, Marler and McVicker, have served as a director of the Company since its formation in 1999.

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Nominees for Election as Directors for Three-Year

Terms Expiring at the 2004 Annual Meeting

Director, Year First Became Director of Bank	Age	Principal Occupation and Business Experience
Edward J. Dobrow, 1988	53	President of Dobrow Industries since 1981, a scrap metal processing company located in Muncie, Indiana.
Julie A. Skinner, 1986	60	Vice Chairman of the Boards of Directors of the Company and the Bank; civic leader; co-founder of Muncie Children's Museum; member of Delaware Advancement Committee and Community Foundation Board; active in many other civic organizations.
John M. Dalton, 2000	66	Former Chairman of Marion Capital Holdings, Inc., which merged with MutualFirst in December 2000, retired as President and Chief Executive Officer of Marion Capital and First Federal Savings Bank of Marion in March 1999.

Directors Continuing in Office

Director, Year First Became Director of Bank	Age	Principal Occupation and Business Experience
Linn A. Crull, 1997	45	Certified Public Accountant; member of the accounting firm of Whitinger & Company, Muncie, Indiana, since 1979.
Wilbur R. Davis, 1991	46	Chairman of the Boards of Directors of the Company and the Bank; President and co-founder of Ontario Systems Corporation, a computer software company located in Muncie, Indiana, since 1980.
Steven L. Banks, 2000	51	Senior Vice President, and Chief Operating Officer for Grant County; former President and Chief Executive Officer of Marion Capital and First Federal Savings Bank of Marion prior to its merger with MutualFirst in December 2000; Mr. Banks served as President and Chief Executive Officer of Marion Capital since April 1999 and as Vice Chairman of Marion Capital since January 1999. Before joining Marion Capital, Mr. Banks served as President and Chief Executive Officer of Fidelity Federal Savings Bank, Marion, Indiana.
Jon R. Marler, 2000	50	President of Carico Systems since 1999, a distributor of heavy duty wire containers and material handling carts in Fort Wayne, Indiana; prior to becoming President of Carico Systems, Mr. Marler was Senior Vice President of Ralph M. Williams and Associates a real estate developer located in Marion, Indiana.
William V. Hughes, 1999	53	Partner in the law firm of Beasley & Gilkison, L.L.P., Muncie, Indiana, since 1977, which serves as general counsel to the Bank; advisory director to the Bank from January 1995 to April 1999.
R. Donn Roberts, 1985	62	President and Chief Executive Officer of the Company since its formation in 1999, and President and Chief Executive Officer of the Bank since 1985. Employed by the Bank in various other capacities since 1965.
James D. Rosema, 1998	54	President of Rosema Corporation since 1972, an interior finishing company located in Muncie and Fort Wayne, Indiana.
Jerry D. McVicker, 2000	55	Director of Operations for Marion Community Schools since 1996.

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Board of Directors' Meetings and Committees

       Board and Committee Meetings of the Company. Meetings of the Company's Board of Directors are generally held on a quarterly basis. The Company's Board of Directors held 18 meetings during fiscal 2000, except for directors Banks, Marler, McVicker and Dalton, all directors of the Company attended more than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served. Directors Banks, Marler, McVicker and Dalton were appointed to the Board in December 2000 and have attended all Board meetings since their appointment. The Board of Directors of the Company has standing Audit/Compliance and Finance committees.

       The Audit/Compliance Committee is comprised of directors Crull (chairman), Dalton, Davis, Dobrow, Marler, McVicker, Rosema and Skinner and operates under a written charter adopted by the full Board of Directors and attached to this proxy statement as Appendix A. The Audit/Compliance Committee recommends the Company's independent auditors and reviews the audit report prepared by the independent auditors. The Audit/Compliance Committee meets quarterly or on an as needed basis. This committee met once during fiscal 2000.

       The Finance Committee is comprised of the full board of directors with director Dobrow as chairman. The Finance Committee meets on an as needed basis and deals with large financial transactions such as mergers and acquisitions. This committee did not meet in fiscal 2000.

       The entire Board of Directors of the Company acts as the Nominating Committee for selecting nominees for election to the Board. The Nominating Committee generally meets once per year to make nominations. While the Nominating Committee will consider nominees recommended by stockholders, the Nominating Committee has not actively solicited such nominations.

       Board and Committee Meetings of the Bank. The Bank's Board of Directors generally meets two times per month. The Bank's Board of Directors met 25 times during fiscal 2000. Except for directors Banks, Marler, McVicker and Dalton, no director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served during fiscal 2000. Directors Banks, Marler, McVicker and Dalton were appointed to the Board in December 2000 and have attended all Board meetings since their appointment.

       The Bank has standing Audit/Compliance and Finance Committees.

       The Audit/Compliance Committee is comprised of directors Crull, Dalton, Davis, Dobrow, Marler, McVicker, Rosema and Skinner. The Audit/Compliance Committee meets quarterly or on an as needed basis. The Audit/Compliance Committee recommends the Bank's independent auditors and reviews the audit report prepared by the independent auditors. This committee met four times in fiscal 2000.

       The Finance Committee is comprised of the full board of directors with director Dobrow as chairman. The Finance Committee meets quarterly or on an as needed basis. The Finance Committee deals with large financial transactions such as mergers and acquisitions. The committee also reviews and approves compensation and benefit program issues. This committee met seven times in fiscal 2000.

Directors' Compensation

       Each director of the Company also is a director of the Bank. For fiscal 2000, for serving on the Bank's Board of Directors, each director received an annual fee of $23,200, except for directors Dalton, Marler and McVicker, who became directors in December 2000 and were paid for the meetings attended. Directors Roberts and Banks were not compensated for their service as directors of the Bank. In addition to the annual director fee, Mr. Davis, the chairman of the Board of Directors of the Bank, receives $5,000 per year for serving as chairman. Directors are not compensated for their service on the Company's Board of Directors.

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       The Bank maintains deferred compensation arrangements with some directors which allows them to defer all or a portion of their board fees and receive income when they are no longer active directors. Deferred amounts earn interest at the rate of 10% per year.

Summary Compensation Table

        The Company has not paid any compensation to its executive officers since its formation. The Company does not anticipate paying any compensation to its officers until it becomes actively involved in the operation or acquisition of a business other than the Bank. Compensation issues are approved by the Finance Committee of the Bank. The following table summarizes for the years indicated the compensation paid by the Bank to the Chief Executive Officer and the other highest compensated executive officers of the Bank whose salary and bonus for fiscal 2000 exceeded $100,000.

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation ($)(1)	Restricted Stock Award ($)	Options (#)	All Other Compen- sation
R. Donn Roberts, President and Chief Executive Officer	2000 1999 1998	$258,000 238,000 220,000	$58,824 67,459 37,092	--- --- ---	--- --- ---	--- --- ---	$149,560(2) 130,422 67,680
Steven R. Campbell, Senior Vice President of the Retail Banking Division	2000 1999 1998	$114,500 107,500 102,000	$21,618 26,870 11,353	--- --- ---	--- --- ---	--- --- ---	$45,503(2) 49,815 36,954
Timothy J. McArdle, Senior Vice President, Treasurer and Controller	2000 1999 1998	$110,000 101,500 96,500	$16,478 26,024 11,754	--- --- ---	--- --- ---	--- --- ---	$26,280(2) 33,322 27,303
Stephen C. Selby, Senior Vice President of the Operations Division	2000 1999 1998	$103,000 97,000 92,000	$23,515 22,077 14,048	--- --- ---	--- --- ---	--- --- ---	$24,273(2) 30,489 21,721
(1)	The Bank provides certain senior officers with automobile expenses and club membership dues. This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named individual's salary and bonus.
(2)	Represents (i) amounts accrued under the Bank's Supplemental Executive Retirement Plan, (ii) matching contributions by the Bank under (except for Mr. Roberts) and earnings on amounts held in the Executive Deferral Program, (iii) contributions by the Bank under the Bank's 401(k) plan, and (iv) term life insurance premiums paid by the Bank on behalf of the officers, as follows: $128,869, $11,601, $5,400 and $3,690 for Mr. Roberts; $27,363, $12,642, $4,569 and $929 for Mr. Campbell; $10,586, $10,830, $4,395 and $469 for Mr. McArdle; and $9,330, $10,056, $4,077 and $810 for Mr. Selby. Mr. Roberts does not receive matching contributions under the Executive Deferral Program. See "Executive Deferral Program" below. Each of the named executive officers is also entitled to an allocation under the ESOP for fiscal 2000. The exact amount of these allocations was not known when this proxy was prepared.

Supplemental Executive Retirement Program

       The Bank maintains a non-qualified supplemental executive retirement program for the benefit of certain senior executives, including those named in the summary compensation table above. The payments under this program are funded by life insurance contracts which have been purchased by the Bank. The Bank provides for monthly accruals of specified amounts necessary to meet future benefit obligations for each executive. Accruals for 2000 are shown in footnote (2) to the summary compensation table. Benefits are payable in monthly installments

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for a period of time upon the executive's retirement, death, voluntary resignation, or termination by the Bank without cause. If the employment of a participant is terminated as a result of a change in control of the Bank, the Bank must pay to the participant in a lump sum in cash the present value of the amount of all remaining contributions that would have been made if the participant continued with the Bank until retirement age. If the officers named in the compensation table had been terminated as a result of a change in control of the Bank as of December 31, 2000, the Bank would have been required to pay $334,485, $286,690, $227,329 and $128,603 to Messrs. Roberts, Campbell, McArdle and Selby, respectively.

Executive Deferral Program

       The Bank also maintains an executive deferral program for the benefit of certain senior executives, including those named in the summary compensation table. The program allows an additional opportunity for key executives to defer a portion of their income into a non-qualified deferral program to supplement their retirement earnings. For each participant other than Mr. Roberts, the Bank matches $.50 for every dollar deferred, up to a specified amount, providing for a benefit equal to 10% of the participant's anticipated salary at retirement age. The Bank's 2000 matching contributions for Messrs. Campbell, McArdle and Selby and earnings for fiscal 2000, at a rate of 10%, on funds in the program held for Messrs. Roberts, Campbell, McArdle and Selby are shown in footnote (2) to the summary compensation table.

Employment Agreements

       The Bank has entered into three-year employment agreements with Messrs. Roberts and McArdle. The employment agreements provide for minimum base salaries of $258,000 and $110,000, respectively, and for equitable participation by the executives in discretionary bonuses awarded to executive employees and in the Bank's other employee benefit plans. Each agreement provides that the executive's employment may be terminated by the Bank or by the executive at any time, and also provides for termination upon the occurrence of certain events specified by federal regulations. If, other than in connection with or within 12 months after a change in control of the Company or the Bank, the executive's employment is terminated by the Bank without cause or by the executive following a material reduction of his duties and responsibilities, the Bank will be required to pay to the executive his then current salary and continue to provide to the executive his employee benefits for the remaining term of the agreement.

       Each employment agreement provides for a lump sum severance payment and continuation of health benefits for the remaining term of the agreement if, in connection with or within 12 months after a change in control of the Company or the Bank, the executive's employment is terminated by the Bank without cause or by the executive following a material reduction of his duties and responsibilities. The maximum value of the change in control severance payment under each employment agreement is 2.99 times the executive's average annual W-2 compensation during the five calendar year period prior to the effective date of the change in control (base amount). Assuming that a change in control had occurred, Messrs. Roberts and McArdle would be entitled to severance payments of approximately $814,437 and $345,430, respectively. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are conditioned upon a change in control. Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, the Company and the Bank would not be entitled to deduct the amount of the excess payments. Each employment agreement provides that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

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Compensation Committee Interlocks and Insider Participation

       The Finance Committee is comprised of the full board of directors. Mr. Roberts, who is the President and Chief Executive Officer of the Company and the Bank, served on the Finance Committee of the Bank's Board of Directors during fiscal 2000.

       Director Hughes is a partner in the law firm of Beasley & Gilkison L.L.P. The firm receives a retainer fee to serve as general counsel to the Bank on real estate and litigation matters. Mr. Hughes' firm received approximately $66,100 for professional services rendered to the Bank during the year ended December 31, 2000.

Compensation Committee Report on Executive Compensation

       The Finance Committee of the Bank's Board of Directors has furnished the following report on executive compensation.

       The Bank's executive compensation program is established and approved by the Bank's Board of Directors, acting in its capacity as the Finance Committee. With the executive compensation program's two principal components, base salary and annual incentive bonus, the Bank seeks to attract, motivate and retain talented and dedicated executives, orient its executives toward the achievement of business goals, and link the compensation of its executives to the Company's success.

Base Salary

       A base salary is established for each executive to reflect the potential contribution of the executive to the achievement of the Bank's business objectives and to be competitive with base salaries paid by other institutions. In determining salaries for fiscal 2000, the committee reviewed several independent surveys, including the America's Community Bankers Salary Survey, the Bank Administration Institute Cash Compensation Survey and the Sheshunoff Executive Compensation Survey. This review enabled the committee to compare the Bank's compensation with that of other financial institutions of similar size. The committee also is cognizant of the salaries paid by other non-financial institution companies in the Bank's market area with which it believes the Bank competes for executives.

       Through its Merit Increase Planning Guide, the Bank increases salaries based upon competitive market needs and the Bank's past and expected performance.

Annual Incentive Bonus

       All officers of the Bank, including the executive officers named in the summary compensation table, are eligible to participate in bonuses awarded at the discretion of the Bank's Board of Directors. Bonuses for fiscal 2000 awarded to Messrs. Roberts, Campbell, McArdle and Selby are set forth in the summary compensation table. Bonus amounts are based on a calculation of increased earnings over an expected minimum level of performance. Performance is measured by key performance indicators which represent the achievement of growth, profit, quality and productivity objectives.

Long Term Incentives

       In December 2000, stockholders of MutualFirst approved the 2000 Stock Option and Incentive Plan and the 2000 Recognition and Retention Plan. These plans became effective on December 29, 2000, and both plans will be administered by a stock benefit committee formed in the first quarter of 2001.

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       The purpose of the stock option plan is to promote the long-term success of the Company and increase stockholder value by:

•       attracting and retaining key employees and directors; and
•       encouraging directors and key employees to focus on long-range objectives.

       The recognition and retention plan is a stock-based compensation plan designed to:

•       provide directors, advisory directors, officers and employees with a proprietary interest in the Company in a manner designed to encourage such individuals to remain with the Company; and
•       reward directors, advisory directors, officers and employees for service.

No awards were made under the respective plans in fiscal 2000. The awarding of options under the stock option plan and the awarding of restricted stock under the recognition and retention plan is totally discretionary and all awards are based on an assessment of the participant's position, years of service, and contribution to the success and growth of the Company. The Board of Directors believes that both plans link the interests of directors, officers and employees directly to the interests of the stockholders, since the ultimate value of the compensation received under the respective plans is dependent on the stock price.

Chief Executive Officer

       R. Donn Roberts has served as the Chief Executive Officer of the Bank since 1985. His base salary and bonus are established annually based on the information discussed above. Specific corporate performance goals have not been used by the committee in determining Mr. Roberts' base salary. Mr. Roberts' base salary for fiscal 2000 was increased by $20,000 from his salary for 1999, and he received an annual bonus for fiscal 2000 of $58,824. Factors considered in raising Mr. Roberts' base salary and the award of his 2000 bonus included his continuing leadership and contribution to corporate direction, management of change, including the Bank's mutual-to-stock conversion, in a highly competitive banking environment, control of expenses, management of operations and the overall performance of the Bank. Although Mr. Roberts is a member of the Finance Committee, he does not participate in and is not present for discussions regarding his own compensation.

       The foregoing report is furnished by the Finance Committee of the Bank's Board of Directors.

Edward J. Dobrow (Chairman)
Linn A. Crull
Wilbur R. Davis
William V. Hughes
R. Donn Roberts
James D. Rosema
Julie A. Skinner

Loans and Other Transactions with Officers and Directors

       The Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on substantially the same terms and conditions, including interest rates and collateral, as those of comparable transactions with non-insiders prevailing at the time, in accordance with the Bank's underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features. Loans to all directors and executive officers and their associates totaled approximately $1,290,868 at December 31, 2000, which was approximately 1.0% of the Company's consolidated stockholders' equity at that date. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2000.

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Report of the Audit and Compliance Committee

       The following Report of the Audit/Compliance Committee of the Board of Directors shall not be deemed to be soliciting material or to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report therein, and shall not otherwise be deemed filed under such Acts.

       Membership and Role of the Audit and Compliance Committee. The Audit and Compliance Committee of MutualFirst Financial, Inc. is comprised of the eight undersigned directors, each of whom is independent as defined under the National Association of Securities Dealers' listing standards. The Audit and Compliance Committee's responsibilities are described in a written charter adopted by the Board of Directors and included in this proxy statement as Appendix A.

       Review of the Audited Financial Statements for the Fiscal Year Ended December 31, 2000. The Committee has reviewed and discussed the audited financial statements of MutualFirst Financial, Inc. for the fiscal year ended December 31, 2000 with management.

       We have discussed with OLIVE LLP, the independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants.

       We have received and reviewed the written disclosures and the letter from OLIVE LLP required by Independence Standard No. 1, Independence Discussion with Audit Committees, as amended by the Independence Standards Board, and have discussed with the auditors the auditors' independence.

       Based on the review and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

       The foregoing report is furnished by the Audit and Compliance Committee:

Linn Crull, Chairman
John Dalton
Wil Davis
Ed Dobrow
Jon Marler
Jerry McVicker
Jim Rosema
Julie Skinner

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Stockholder Return Performance Presentation

       The line graph below compares the cumulative total shareholder return for the Company's common stock to the cumulative total return of a broad index of the Nasdaq Stock Market and a savings and loan industry index for the period December 30, 1999 through December 29, 2000 (MutualFirst Financial, Inc. became a public company on December 29, 1999). The information presented below assumes $100 was invested on December 30, 1999 in the Company's common stock and in each of the indices and assumes the reinvestment of all dividends. Historical stock price performance is not necessarily indicative of future stock price performance.

Cumulative Total Return
AMONG MUTUALFIRST FINANCIAL, INC.,
NASDAQ MARKET INDEX AND SAVINGS & LOAN INDEX

	12/30/99	3/31/00	6/30/00	9/29/00	12/29/00
MutualFirst Financial, Inc.	100.00	92.26	123.81	141.65	157.05
S&L Index	100.00	97.33	103.21	132.14	161.25
Nasdaq Market Index	100.00	113.78	97.86	90.31	60.69

PROPOSAL 2 -- AUDITORS

Appointment of Independent Auditors

       During fiscal 2000, Olive LLP provided various audit, audit related and non-audit services to the Company as follows:

a)	Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company's fiscal 2000 annual financial statements and review of financial statements in the Company's Quarterly Reports on Form 10-Q were $90,081.

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b)	Audit Related Fees: Aggregate fees billed for professional services rendered during fiscal 2000 related to statutory and subsidiary stand-alone audits not necessary for sign off on the consolidated financial statements, audits of employee benefit plans, and consultation on accounting standards and transactions were $70,511.

c)	Financial Information Systems Design and Implementation Fees: None.
d)	All Other Fees: Principally income tax consulting, $19,740.
       The Audit and Compliance Committee of the Board has considered whether the services provided as described in sections (b), (c) and (d) above is compatible with maintaining Olive LLP's independence.

       The Board of Directors has renewed the Company's arrangement for Olive LLP to be its independent auditors for the fiscal year ending December 31, 2001, subject to the ratification of the appointment by stockholders at the annual meeting. A representative of Olive LLP is expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

       The Board of Directors recommends that you vote "FOR" the ratification of the appointment of Olive LLP as the Company's independent auditors for the fiscal year ending December 31, 2001.

OTHER MATTERS

       The Board of Directors knows of no other business that will be presented at the meeting. If any other matter properly comes before the stockholders for a vote at the meeting, the Board of Directors, as holder of your proxy, will vote your shares in accordance with its best judgment.

ADDITIONAL INFORMATION

Proxy Solicitation Costs

       The Company will pay the costs of soliciting proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company's common stock. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies personally or by facsimile, telegraph or telephone, without additional compensation.

Stockholder Proposals for 2001 Annual Meeting

       If you intend to present a stockholder proposal at next year's annual meeting, your proposal must be received by the Company at its executive offices, located at 110 E. Charles Street, Muncie, Indiana 47305-2400, no later than November 23, 2001 to be eligible for inclusion in the Company's proxy statement and form of proxy for that meeting. Your proposal will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended, and the Company's articles of incorporation and bylaws and Maryland law.

       To be considered for presentation at the 2002 annual meeting, but not for inclusion in the Company's proxy statement and form of proxy for that meeting, stockholder proposals must be received by the Company no later than January 25, 2002 and no earlier than December 26, 2001. If, however, the date of the next annual meeting is before March 26, 2002 or after June 24, 2002, proposals must instead be received by the Company no earlier than the 120th day prior to the date of the next annual meeting and no later than the 90th day before the meeting or the tenth day after the day on which notice of the date of the meeting is mailed or public announcement of the date of the meeting is first made.

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Appendix A

MUTUALFIRST FINANCIAL, INC.

AUDIT and COMPLIANCE COMMITTEE CHARTER

Organization

There shall be a committee of the Board of Directors to be known as the Audit and Compliance Committee (Committee) comprised of three or more directors as determined by the Board. The Committee shall be composed of directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgment as a committee member. At least one Committee member will possess accounting/finance expertise and all Committee members will be financially literate.

Statement of Policy

The Committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the audit committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

It is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Committee to conduct investigations, to resolve disagreements, if any between management and the independent auditor or to assure compliance with laws and regulations and the Company's business conduct guidelines. The Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

Audit Committee Oversight

In carrying out its responsibilities the Committee will:

Review the internal audit function of the corporation including the independence and authority of its reporting obligations, the proposed audit plans for the coming year and the coordination of such plans with the independent auditors.

Receive prior to each meeting, a summary of findings from completed internal audits and a progress report on the proposed internal audit plan, with explanations of any deviations from the original plan.

Provide sufficient opportunity for the internal and independent auditors to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting and auditing personnel and the cooperation that the independent auditors received during the course of the audit.

Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each committee meeting with, the Board of Directors.

Inquire as to the independence of the independent accountants and obtain from the independent accountants, at least annually, a formal written statement delineating all relationships between the independent accountants and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

Meet with the independent auditors to review and discuss the nature, timing and scope of the audit.

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Review with management, internal audit and the independent accountants at the completion of the annual audit the following:

•	The annual financial statements and related footnotes and financial information to be included in the Company's annual report to shareholders and on Form 10-K.
•	Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.
•	Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent accountants during their audit, including access to all requested records, data and information. Inquire of the independent accountants whether there have been any disagreements with management that, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.
•	The adequacy and effectiveness of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable.
•	Other communications as required to be communicated by the independent accountants by Statement of Auditing Standards (SAS) 61 as amended by SAS 90 relating to the conduct of the audit. Further, receive a written communication provided by the independent accountants concerning their judgment about the quality of the Company's accounting principles, as outlined in SAS 61 as amended by SAS 90, and that they concur with management's representation concerning audit adjustments.

If deemed appropriate after such review and discussion, recommend to the Board that the financial statements be included in the Company's annual report on Form 10-K.

Audit Committee Charter

Review and update the Committee's charter annually. The charter is to be published as an appendix to the proxy statement at least once every three years.

Audit Committee Quarterly Reviews

Have a predetermined arrangement with the independent accountants that they will advise the Committee through its Chair and management of the Company of any matters identified through procedures followed for interim quarterly financial statements, and that such notification as required under standards for communication with Audit Committees is to be made prior to the related press release or, if not practicable, prior to filing Forms 10-Q.

Audit Committee Disclosures

The annual Audit Committee report included in the proxy statements will disclose the following:

That the audited financial statements have been discussed with management.

That matters required to be discussed in SAS 61, as modified or supplemented, have been discussed with the independent auditors.

That disclosures regarding the auditors' independence required by Independence Standards Board Standard No.1, as modified or supplemented, have been received and discussed with the auditors.

Whether the Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K.

Whether the Audit Committee members are independent as defined in the applicable listing standards and disclose certain information regarding any director on the audit committee who is not independent.

•That the Board of Directors has adopted a written charter for the Audit Committee and include a copy of the charter as an appendix to the Company's proxy statements at least once every three years.

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